Exhibit 99.2

XFONE ANNOUNCES 2005 YEAR END RESULTS, POSTING RECORD REVENUE, CONTINUED PROFITABILITY AND STRONG POSITIVE CASH FLOW

Company Forecasts Profitable Growth in 2006

JACKSON, MS - (BUSINESS WIRE) - April 3, 2006 - XFONE, Inc. (AMEX: XFN) (“XFONE” or “the Company”), a provider of international voice and data communications services, announced that on Friday afternoon it filed its annual report on Form 10K-SB with the U.S. Securities and Exchange Commission reflecting financial results for the fiscal year ended December 31, 2005.

Fiscal Year 2005 Financial Highlights (translated into US dollars for convenience):
•	Revenues increased 25% to £14,113,748 (US$24,346,215) from £11,330,116 (US$21,867,124).
•	Gross profit margins improved to 34%, up from 29% in 2004.
•
Largely due to continued investment in 018, the Company’s Israel-based operations launched in December 2004, and the impact of Hurricane Katrina on the Company’s US-based operations in Mississippi and Louisiana, net income declined to £26,078 (US$44,983) from £39,874 (US$76,957). 2005 marked the sixth consecutive year of net profitability for XFONE, Inc.

•	Basic earnings per share in 2005 were £0.004 (US$0.007) compared to £0.007 (US$0.013) in 2004.
•	As of December 31, 2005, the Company had approximately £6 million (US$10.4 million) in cash and accounts receivables and stockholders’ equity of approximately £5 million (US$8.7 million).
•	Net cash generated from operations increased to £854,515 (US$1,474,035), compared to net cash used by operations of £972,106 ($1,876,164) in the prior year.

Operational Highlights for 2005:
•	XFONE, Inc. advanced onto to the American Stock Exchange in June 2005.
•	The Company expanded and enhanced its executive management team with the addition of Alon Mualem as Chief Financial Officer.
•
XFONE USA expanded its geographic service area into Louisiana with the signing of definitive agreements (and corresponding management agreements) to acquire both I-55 Internet Services, Inc. and I-55 Telecommunications, Inc. Both acquisitions were completed in the first quarter of 2006.

•
XFONE 018 had logged approximately 150,000 registered and unregistered users since first launching operations in mid-December 2004 and processed approximately over nine million call minutes in the month of December 2005.

•
The Company’s UK-based operation proved, once again, to be a stable contributor to XFONE’s overall growth in 2005 and is preparing to embark upon an ambitious plan to pursue expanded penetration of the U.K. telecommunications market in the current year.

Commenting on the year end results, Guy Nissenson, Chief Executive Officer of XFONE, Inc., stated, “We are very pleased to announce our sixth consecutive year of record results - reaching new highs in revenue. Moreover, despite the hit we took in our US operations from Hurricane Katrina, we also successfully booked our sixth consecutive year of profitability. Overall, 2005 was a defining year for our Company and it is continuing into 2006. XFONE has made several important acquisitions in the first quarter of this year that are based on our overall strategy to substantially increase revenues, improve our bottom-line performance and enhance shareholder value. These steps are essential to both accelerate our penetration of existing markets and expand further into related markets.”

Continuing, Nissenson added, “Based on successful execution of our 2006 growth strategy, which includes the recent acquisitions of Canufly.net and EBI Communications in the U.S. gulf coast region, it appears that we remain firmly on track to achieve our strongest year yet, with profitability expected in every one of our operating regions.”

XFONE will host a conference call this morning beginning at 10:15 AM Eastern and invites all interested parties to join management in a discussion regarding the Company’s financials, corporate progression and other meaningful developments. The conference call can be accessed in the U.S. by dialing toll-free 1-800-218-0713. International callers can access the call by dialing 303-262-2125. For those unable to participate at that time, a replay of the teleconference can be accessed domestically by dialing 1-800-405-2236 and enter the passcode 11056491# or, for international callers, please dial 303-590-3000 and enter the passcode 11056491#. The replay will be available for 30 days.

XFONE, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENT OF OPERATIONS
(Audited)
	Years Ended		Year Ended
	December 31		December 31
	2005	2004	2005
			Convenience translation
			into U.S.$

Revenues	£14,113,748	£11,330,116	24,346,215
Cost of revenues	(9,254,597)	(7,991,375)	(15,964,180)

Gross profit	4,859,151	3,338,741	8,382,035

Operating expenses:
Research and development	(6,896)	(25,945)	(11,896)
Marketing and selling	(1,262,182)	(1,626,288)	(2,177,264)
General and administrative	(3,635,819)	(1,573,726)	(6,271,788)

Total operating expenses	(4,904,897)	(3,225,959)	(8,460,948)

Operating profit	(45,746)	112,782	(78,913)
Financing expenses - net	(122,338)	(83,403)	(211,033)
Equity in income of affiliated company	76,800	20,885	132,480
Loss from hurricane Katrina	(38,703)		(66,763)
Other income	104,646	21,128	180,514

Income before minority interest and taxes	(25,341)	71,392	(43,715)

Minority Interest	113,960		196,581

Income Before taxes	88,619	71,392	152,866

Taxes on income	(62,541)	(31,518)	(107,883)

Net (loss) income	£26,078	£39,874	44,983

Earnings Per Share:
Basic	£0.004	£0.007	0.007

Diluted	£0.003	£0.005	0.006

About XFONE, Inc.

A U.S.-domiciled corporation, XFONE is an international voice and data communications services provider with operations in the United Kingdom, the United States and Israel, and offers a wide range of services which include: international and long distance telephone services, prepaid calling cards; cellular services and reselling opportunities. The Company serves customers in 75 countries across Europe, Australia, North America, South America, Asia and Africa.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company's plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to the ability to: rapidly change technology and evolving standards in the industries in which the Company and its subsidiaries operate; obtain sufficient funding to continue operations; maintain adequate cash flow; profitably exploit new business; license and sign new agreements; and the unpredictable nature of consumer preferences; and other factors set forth in the Company's most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the Securities and Exchange Commission, including the Registration Statement effective on November 12, 2004.

FOR MORE INFORMATION, PLEASE CONTACT
Dodi Handy, Elite Financial Communications Group
407-585-1080 or via email at xfn@efcg.net